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CUSIP No. 421933 10 2                                       (Pages 1 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                              -------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    13D-2(B)
                               (AMENDMENT NO. 6)

                       Health Management Associates, Inc.
                       ----------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                  421933 10 2
                                  -----------
                                 (CUSIP Number)


                              -------------------
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CUSIP No. 421933 10 2                                     (Page 2 of 5 Pages)

                                      13G


1       Names of Reporting Persons
        I.R.S. Identification No. of Above Persons (Entities Only)

        WILLIAM J. SCHOEN

2       Check the Appropriate Box if a Member of a Group*  (a) [ ]
                                                           (b) [ ]

3       SEC Use Only

4       Citizenship or Place of Organization

        UNITED STATES

                 5     Sole Voting Power - 4,097,088
Number of
 Shares
Beneficially     6     Shared Voting Power - 0
 Owned by
  Each           7     Sole Dispositive Power - 4,100,976
 Reporting
Person with      8     Shared Dispositive Power  - 3,319,075


9       Aggregate Amount Beneficially Owned by Each Reporting Person

        7,423,051 (The Reporting Person disclaims beneficial ownership with respect to an aggregate of 10,593 such shares.)

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain
        Shares*    [ ]

11      Percent of Class Represented by Amount in Row (9)

        4.4%

12      Type of Reporting Person*

        IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 421933 10 2                                   (Page 3 of 5 Pages)


ITEM 1(a).  NAME OF ISSUER:

            Health Management Associates, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5811 Pelican Bay Boulevard
            Suite 500
            Naples, Florida 34108-2710

ITEM 2(a).  NAME OF PERSON FILING:

            William J. Schoen

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            c/o Health Management Associates, Inc.
            5811 Pelican Bay Blvd., Suite 500
            Naples, Florida 34108-2710

ITEM 2(c).  CITIZENSHIP:

            United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Class A Common Stock

ITEM 2(e).  CUSIP NUMBER:

            421933 10 2

ITEM 3.     STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B):

            Not Applicable

ITEM 4.     OWNERSHIP.

            Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          This statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities. [ X ]
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CUSIP No. 421933 10 2                                       (Page 4 of 5 Pages)


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

          Not Applicable
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CUSIP No. 421933 10 2                                      (Page 5 of 5 Pages)


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998            /s/ William J. Schoen
                                    ---------------------
                                    William J. Schoen